Exhibit 12



Computation of Ratio of Earnings to Fixed Charges
(Dollars in Millions)


                                                Six months  Six months  Year         Year       Year       Year         Year
                                                ended       ended       ended        ended      ended      ended        ended
                                                July 1,     July 2,     December 31, January 2, January 3, December 28, December 29,
                                                2001        2000        2000         2000       1999       1997         1996
                                                ----------  ----------  -----------  ---------- ---------- ------------ ------------
Earnings:
  Income from continuing operations before
    income taxes and cumulative effect of
    change in accounting principle              352,296    114,546     229,870    375,385   668,059        463,074      360,217

Adjustments:

  Fixed charges, as below                        39,977     34,060      73,008     41,369    29,331         12,562       10,947

  Interest capitalized                                -          -           -     (1,800)   (5,600)          (450)           -

  Preferred stock dividend requirements,
    adjusted to a pretax equivalent basis        (1,384)    (1,339)     (1,710)    (1,583)   (1,593)        (1,593)      (1,133)

  Equity in (income) losses of less than 50
    percent owned entities                       19,102     20,775      36,466      8,814     5,141        (10,512)     (19,702)

  Dividends from less than 50 percent owned           -          -         940        930     1,587          3,584        3,403
                                              ---------  ---------   ---------  --------- ---------       --------    ---------
    entities
Earnings as adjusted                          $ 409,990  $ 168,042   $ 338,573  $ 423,115 $ 696,925       $466,665      353,732
                                              =========  =========   =========  ========= =========       ========    =========
Fixed charges:

  Interest expense and amortization of deferred
    financing costs, expensed or capitalized     27,864     25,140      54,731     28,586    17,138          1,702        1,514

  Portion of rent expense representative of the
    interest factor                              10,728      7,582      16,567     11,200    10,600          9,267        8,300

  Preferred stock dividend requirements,
    adjusted to a pretax equivalent basis         1,384      1,339       1,710      1,583     1,593          1,593        1,133
                                              ---------  ---------   ---------  --------- ---------       --------    ---------
Total Fixed Charges                            $ 39,977  $  34,060    $ 73,008   $ 41,369  $ 29,331       $ 12,562      $10,947
                                              =========  =========   =========  ========= =========       ========    =========
Ratio of earnings to fixed charges             10.26(a)       4.93     4.64(b)      10.23  23.76(c)        37.2(d)        32.3
                                              =========  =========   =========  ========= =========       ========    =========
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     a.   For the six months ended July 1, 2001, pre-tax income included non-recurring gains of approximately $321.1 million resulting from the sale and exchange of certain cable systems. Excluding these gains, the ratio would have been 2.2.

     b. For the fiscal year ended December 31, 2000, pre-tax income included a non-recurring charge of approximately $27.5 million resulting from an early retirement program at The Washington Post. Excluding this charge, the ratio would have been 5.0.

     c. For the fiscal year ended January 3, 1999, pre-tax income included non-recurring gains of approximately $309.7 million resulting from the disposition of the Company's 28 percent interest in Cowles Media
          Company, the sale of 14 small cable systems and the merger of Junglee and Amazon.com. Excluding these gains, the ratio would have been 13.2.

     d. For the fiscal year ended December 28, 1997, pre-tax income included non-recurring gains of approximately $71.1 million resulting from the sale of assets of the Company's PASS Sports subsidiary and its investment interests in Bear Island Paper Company, L.P. and Bear
          Island Timberlands Company, L.P. Excluding these gains, the ratio would have been 31.5.